PRESS RELEASE

HARRIS & HARRIS GROUP, INC. ®	JUNE 2, 2010
1450 BROADWAY, 24TH FLOOR
NEW YORK, NY 10018	CONTACT: DOUGLAS W. JAMISON

NASDAQ/NMS SYMBOL: TINY	TEL. NO. (212) 582-0900

HARRIS & HARRIS GROUP COMPENSATION COMMITTEE CANCELS OPTION GRANTS FOR THE NEXT YEAR

Harris & Harris Group, Inc., announced that its Compensation Committee has cancelled its previously scheduled meetings for the purpose of awarding stock options pursuant to the Harris & Harris Group, Inc. 2006 Equity Incentive Plan (the "Plan") in 2010, and will not award stock options for at least the next year.  The Compensation Committee believes this action better aligns management’s interests with our shareholders’ interests at a time when our shares are trading below net asset value per share (“NAV”).  The Compensation Committee also decided that any future grants of options, if they occur, will not be awarded at a price below NAV.

Harris & Harris Group is a publicly traded venture capital company that invests in nanotechnology and microsystems.  Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com.

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The reference to the website www.HHVC.com has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.